DEPARTMENT OF HEALTH &. HUMAN SERVICES                     Public Health Service

[LOGO] Food and Drug Administration 9200 Corporate Boulevard
       Rockville MD 20850
       3 I 2C06

Mediscience Technology Corporation
c/o Robert Schiff, Ph.D. RAC
President
Schiff & Company
1129 Bloomfield Avenue
WEST CALDWELL NJ 07006



Re: I040553/S003 and S004
Dated: January 4 and 17, 2006
Received: January 5 and 19, 2006
Q060019
Feasibility Study of Optical Biopsy Device for Cervical Cancer Detection Request for Determination about Significant Risk Investigation

Dear Dr. Schiff:

The Food and Drug Administration (FDA) has reviewed your submission, dated January 4, 2006, proposing a protocol for a pilot study for the C-D Ratiometer entitled "A Multicenter Pilot study to establish the Safety and Parameters of Efficacy of an Optical Biopsy Device (CDR) for Cancer Detection of Cervix Preliminary to a Pivotal Study."FDA has determined that your proposed clinical investigation is a nonsignificant risk (NSR) device study because it does not meet the definition of a significant risk (SR) device under ss. 812.3(m) of the investigational device exemptions (IDE) regulation (21 CFR 812, enclosed).

However, this decision is based on a specific worst case scenario for UV exposure at a single measurement at 380 and 340 run and two exposures each at 300 and 289 run. If you anticipateexceeding this worst case scenario by delivering multiple exposures at 380 nm or any other wavelength, a new worst case scenario should be identified and submitted with a revised safety analysis.

An IDE application is not required to be submitted to, or approved by, FDA for a NSR study. A NSR study is, however, subject to the abbreviated requirements described in ss. 812.2(b) of the IDE regulation. The abbreviated requirements stipulate that the sponsor of the investigation must label the device in accordance with ss. 812.5; obtain institutional review board approval of the investigation as a NSR study; ensure that each investigator obtains informed consent from each subject under the investigator's care; comply with the monitoring requirements of ss. 812.46; maintain records required under ss. 812.140(b)(4) and (5) and file the reports required under ss. 812.150(b)(1) through (3) and (5) through (10); and ensure that participating investigators maintain the records required by ss. 812.140(a)(3)(i) and file the reports required under ss. 812.150(a)(1), (2), (5) and (7).

Under the abbreviated IDE requirements, a sponsor must also comply with the prohibitions against promotion and other practices as identified in ss. B 12.7. According to this section of the regulation, the sponsor of a NSR study, investigator, or any person acting for or on behalf of the sponsor or investigator is prohibited from promoting or test marketing the investigational device until after FDA has approved the device for commerciai distribution; commercializing the device by charging a price greater than that necessary to recover the cost of manufacture, research, development, and handling; unduly prolonging the investigation; and representing the investigational device as being safe or effective for the purposes for which it is being investigated.

If you have any questions regarding our NSR detennination or the abbreviated IDE requirements, please contact Mridulika Virmani, Ph.D. at (301) 594-1180.

                                             Sincerely yours,


                                             /s/ Nancy C. Brogdon
                                             Nancy C. Brogdon
                                             Director, Division of Reproductive,
                                                Abdominal, and Radiological
                                             Devices Office of Device
                                             Evaluation Center for Devices
                                             and Radiological Health

Enclosure

IDE Regulation (21 CFR, Part 812)